Exhibit 5.1

Deloitte LLP Brookfield Place 181 Bay Street Suite 1400 Toronto ON M5J 2V1 Canada Tel: (416) 601-6150 Fax: (416) 601-6151 www.deloitte.ca

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form F-10 of our reports, dated February 19, 2015, relating to the consolidated financial statements of HudBay Minerals Inc. and subsidiaries (“Hudbay”) and the effectiveness of Hudbay’s internal control over financial reporting, appearing in the Annual Report on Form 40-F for the year ended December 31, 2014.

We also consent to the reference to us under the heading “Independent Auditors” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte LLP
Chartered Professional Accountants, Chartered Accountants
Licensed Public Accountants

Toronto, Canada

April 7, 2015